UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 5, 2004

Intermix Media, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-26355	06-1556248
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6060 Center Drive, Suite #300 Los Angeles, California	90045
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 215-1001

eUniverse, Inc.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Intermix Media, Inc. (the “Company”) reached an agreement in principle on November 5, 2004 (the “Settlement Agreement”) to settle the purported consolidated securities class action case pending in the U.S. District Court in Los Angeles. The lead plaintiff and the Company agreed to settle the lawsuit for $5.5 million in cash. The Company’s insurance carriers have agreed to fund the entire settlement. One of the Company’s insurance carriers, from whom the Company expects that approximately $1.5 million of the settlement will be paid, has reserved the right to seek reimbursement from the Company should the carrier dispute that it was obligated to provide coverage for the lawsuit. Consummation of the settlement is conditioned on agreement by the parties to the additional terms and conditions of a stipulation of settlement and upon the Court’s acceptance and approval of the settlement.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On November 5, 2004, the Company acquired the common and preferred stock of Focalex, Inc. (“Focalex”). The Company, FL Acquisition Corp., Focalex, Jonathan A. Lieberman and Seth W. Lieberman entered into an agreement and plan of merger on October 7, 2004 (the “Acquisition Agreement”). Focalex is a Massachusetts-based online advertising and affiliate marketing company. Under the terms of the Acquisition Agreement, the Company paid $2.6 million in cash and will issue 548,000 shares of Company common stock for the Focalex equity securities. The aggregate acquisition consideration is $4.3 million.

The Company is negotiating a $3 million bank line of credit to replace the cash portion of the purchase price. The proposed bank line of credit is expected to have a one-year term and grant the bank a first priority lien on all of the Company’s assets. There can be no assurance that the bank line of credit will be completed on acceptable terms or at all.

Other than employment agreements with certain Focalex personnel offering post-acquisition employment on terms similar to those of other Company employees providing equivalent services, at the time of the acquisition there were no material relationships between Focalex or any of its stockholders and the Company or any Company affiliate.

The foregoing description of the terms of the Acquisition Agreement does not purport to be complete and is qualified in its entirety by reference to the Acquisition Agreement.

Item 3.02 Unregistered Sales of Equity Securities.

On November 5, 2004, the Company committed to issue 548,000 shares of common stock to the Focalex stockholders as partial consideration for the acquisition of Focalex. The shares of Company common stock will be issued pursuant to an exemption or exemptions from registration under Section 4(2) of the Securities Act of 1933, as amended (“Securities Act”) and/or Regulation D promulgated under the Securities Act.

Item 7.01 Regulation FD Disclosure.

On November 8, 2004, the Company issued a press release announcing the closing of the acquisition of Focalex and provided an update on certain stockholder litigation. A copy of the press release is furnished as Exhibit 99.1 to this report.

In the November 8, 2004 press release, the Company reported that on October 1, 2004, the Company’s motion to dismiss the consolidated derivative action pending against the Company and various of its current and former officers and directors in Los Angeles Superior Court was granted and the lawsuit was dismissed. Plaintiffs may appeal the decision of the Court, but to date, have not filed notice of their intent to do so.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits.	Description
	2.1	Agreement and Plan of Merger, dated October 7, 2004, by and among Intermix Media, Inc., FL Acquisition Corp., Focalex, Inc., Jonathan A. Lieberman and Seth W. Lieberman. (1)
	2.2	Letter regarding agreement in principle between Intermix Media, Inc. and lead plaintiff in Sands v. eUniverse, Inc. securities class action. (2)
	99.1	Press release issued by Intermix Media, Inc. on November 8, 2004. (2)

(1)	Incorporated by reference to Intermix Media, Inc.’s Form 8-K filed on October 13, 2004.
(2)	Filed herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 10, 2004	Intermix Media, Inc.

	By:	/s/ Thomas J. Flahie
Thomas J. Flahie Chief Financial Officer